Exhibit 10.1

100 Washington Boulevard
6th Floor
Stamford, CT 06902
USA
Phone +1 203 964 5500
Fax +1 203 324 0700
xlgroup.com

Stephen Robb
12 Chestnut Hill Road
Wilton, CT 06897

April 11, 2017

Dear Steve,
We are pleased to confirm your promotion to the role of Executive Vice President, Chief Financial Officer of XL Group Ltd effective May 1, 2017. As EVP, Chief Financial Officer, you will report directly to Michael McGavick, the Chief Executive Officer (the “CEO”), and you will also be a member of the XL Group Leadership Team (“LT”). Among your duties in this role, you will act as the Principal Accounting Officer of XL Group Ltd.
This letter is provided to you by and on the behalf of XL Group Ltd and XL Global Services, Inc. and their subsidiaries and affiliates (hereinafter, “XL”, “XL Group”, or the “Company”), to confirm your new compensation arrangements and participation in the XL Group Ltd Executive Severance Benefit Plan ("Plan”) upon the condition that you agree to abide by certain post-employment restrictive covenant arrangements described below.
Compensation
1.Base Salary
Your base salary on an annualized basis will be $665,000 (“Base Salary”), paid semi-monthly, less required employment and income tax withholdings, and will be reviewed in line with the Company’s salary review policy for similarly situated LT members.

2.	Discretionary Bonus/Annual Incentive Program.
You will be eligible to participate in the XL Annual Incentive Program (“AIP”). Any incentive bonus awarded under the AIP is at the sole discretion of the Company and will be based on your individual achievement, functional unit and corporate results and as otherwise approved by the Management Development and Compensation Committee (“MDCC”) of the XL Group Ltd Board (“the Board”). Such discretionary bonus, if any, will be paid to you at the time other AIP bonuses are paid, subject to your being actively employed on that

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

date, and otherwise consistent with the terms of the AIP. Your target bonus opportunity is 135% of your annual Base Salary.

3.	Long Term Incentives.
You will be eligible to participate each year in the long term incentive plans and programs of the Company then in effect, subject to your being actively employed on the date such long term incentives are awarded, and as otherwise determined by the MDCC and subject to the terms and conditions of the applicable plan, program, grant or award agreement. Your aggregate annual long-term target value will be $1,500,000. It should be noted that any long term incentive awarded to you is at the sole discretion of the Company and may, therefore, vary below or above the target.
You will be expected to accumulate and hold equity and retain equity granted under any XL share plan in accordance with the share ownership rules for XL Group officers as in effect from time to time. The current policy requires that as a LT member you hold a value of three (3) times your base salary and retain all equity award shares (less shares withheld for taxes) for one year after the vesting date. The calculation of share ownership includes the value of shares owned outright, restricted stock, restricted stock units and the intrinsic value of vested stock options. Unvested stock options and performance units are not included.
Executive Severance Plan
XL recognizes that as a member of its Leadership Team, you play a vital role in securing its continuing success. Your role provides you with access to and use of confidential and proprietary information of the Company, which you also are entrusted to safeguard. In light of that, it would pose a serious risk of harm to XL’s business and reputation if you were to become employed by a competitor immediately upon your leaving XL for any reason, or if you attempted to solicit the Company’s valued employees, clients, or customers within a reasonable time after your separation from employment. Therefore, and in consideration of your becoming eligible to receive Severance Pay and benefits under the Plan, you hereby covenant and agree that:

4.	Non-Competition and Non-Solicitation.

(a)
Restriction on Work for a Competitor/Solicitation of Business: While employed by XL and for a six month period following termination of your employment with XL for any reason (the “Restriction Period”), except that the Restriction Period shall be one year following termination of your employment for any reason within twenty-four months after a Change in Control:

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

(i)
You will not become employed by or associated with any entity, whether as a principal, advisor, partner, employee, agent, consultant, shareholder (other than as a holder, or a member of a group that is a holder, of not in excess of 1% of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in the United States, Bermuda, Greater London, or the Republic of Ireland, any products or services that are the same as or similar to insurance and reinsurance products or services that as of the date of your termination are being provided in those locations either directly or indirectly by XL.

(ii)
You will not, directly or indirectly contact, seek, entice, solicit, induce, persuade, divert or attempt to divert any business away from XL, including any former, present or prospective customer, client, insured, vendor, supplier, investor, or business partner of which you have personal knowledge or with whom you are personally involved during your employment at XL, with respect to any existing or proposed contractual or business arrangement with XL, insurance or reinsurance product or service sold or provided by or to XL during your employment, or any such product or service that is under development by XL at the time your employment ends. It is presumed that by reason of your membership on the Leadership Team of XL Group that you have actual knowledge of any material business arrangement or contract, or any insurance or reinsurance products or services, whether currently provided or under development during, your employment. The restrictions in this paragraph shall not apply if you are expressly permitted to engage in the otherwise prohibited activity, in writing, by XL, in its sole discretion, following its receipt of your written request before commencement of the activity.

(b)
Restriction on the Solicitation of Employees: While employed by XL and for a one-year period following termination of your employment with XL for any reason, you will not directly or indirectly solicit, encourage or induce any employee of XL to terminate employment with XL, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who was employed by XL at the time of your termination from employment with XL or at any time during the six-month period prior to your termination ("XL employee") to engage in any business activity which competes with the insurance or reinsurance businesses of XL or its investment, corporate, or financial operations. You also agree that during the one-year period following your termination of employment with the Company for any reason, any subsequent employer's hiring of an XL employee into a position that reports directly or indirectly to you will constitute a breach of this paragraph.

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

5.	Confidentiality.

You agree that without the prior written consent of XL, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose to any third person, or permit the use of for the benefit of any person, including yourself, or any entity other than XL or its affiliates, any Confidential Information, which shall mean (i) trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to XL or its affiliates, or any other information designated by XL as confidential, proprietary, and/or a trade secret, or any other information relating to XL or its affiliates, that you reasonably know or should know from the circumstances should be treated as confidential, or (ii) any information that XL or its affiliates may receive belonging to customers, agents or others who do business with XL or its affiliates, except to the extent that any such information previously has been disclosed to the public by XL or is in the public domain (other than by reason of your violation of this paragraph). Upon termination of your employment, you agree to return to the Company all files, papers, electronic or digital copies, and materials of any kind containing or relating to Confidential Information.

6.	Participation in the Plan.

The Company acknowledges and agrees that once the Executive Vice President, Human Resources, receives this Agreement, signed by you, and executes it on behalf of the Company, you will be a participant in the Plan, and will be covered by and subject to all of the Plan's provisions. Should XL in its discretion terminate the Plan prior to the date of your termination of employment without establishing a successor plan, you will no longer be a participant in the Plan and the restrictions set forth in Paragraph 4 of this Agreement shall cease to be effective as of the date the Plan terminates.

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

7.	Equitable Relief.

You acknowledge and agree that the covenants and obligations in paragraphs 4 and 5 are reasonable and relate to special, unique and extraordinary matters and that, given the extensive knowledge of XL's operations and Confidential Information that you have acquired and will continue to acquire, a violation of any of the terms of these covenants and undertakings will cause XL irreparable injury for which adequate remedies are not available at law. Therefore, you agree that XL shall be entitled to an injunction, restraining order or such other equitable relief from a court of competent jurisdiction (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in paragraphs 4 and 5. Further, XL shall, to the extent permitted by applicable law and the Plan, have no obligation to pay any amounts to you following any material violation of the covenants and undertakings contained in those paragraphs, including any unpaid payments or benefits outstanding under the Plan. You also agree that, pursuant to the terms of the Plan, the Company shall have the right to claw back any payments paid to you under the Plan prior to its discovery of your material breach of paragraphs 4 and 5. These remedies are cumulative and are in addition to any other rights and remedies XL may have at law or in equity or pursuant to the Plan. If any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period, and intent as will render the restrictions enforceable, and then as modified, enforce those terms.

8.	Miscellaneous.
This Letter Agreement shall be governed and construed under the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. In the event that one or more of the provisions of this Letter Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Except as provided in paragraph 4 above, any dispute or controversy arising under or in connection with this Letter shall be resolved by binding arbitration, to be held in the City of Stamford, Connecticut, and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

the principles that would be applied by a court of law or equity. Terms not specifically defined in this Letter Agreement have their meaning defined in the Plan.

9.	Modification.
Except as provided in paragraph 7 or 8 above, you and XL agree that this Agreement may not be modified or amended except by a written instrument signed by you and the Chief Human Resources Officer of XL Group Ltd or her designee.

10.	Assignment.
You understand that during the course of your employment, XL may grow and/or expand through merger, acquisition or otherwise. You acknowledge that this Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of XL by reorganization, merger, acquisition or otherwise and any assignee of all or substantially all of XL's business or properties.

11.	Review/Consultation/Acknowledgement.
You acknowledge that you have carefully read this Agreement, fully understand its provisions, and have had a sufficient opportunity to consider its effect, and have had an opportunity to consult with an attorney prior to executing this Letter. You specifically acknowledge and agree that the purpose of the restrictions and undertakings contained in this Letter is to protect XL from unfair competition, including improper use of XL’s confidential and proprietary information, and that the restrictions and undertakings herein are reasonable as to both scope and duration of application. You further acknowledge that you are knowingly and voluntarily entering into this Letter Agreement.
We thank you for your attention to this matter and look forward to your continued success at XL. Please sign this Letter Agreement below and return it to the Chief Human Resources Officer. A duplicate original is provided for your records.
Very truly yours,

X.L. GLOBAL SERVICES, INC.
By: _/s/ EILEEN G. WHELLEY_____________
Title: EVP and Chief Human Resources Officer

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.

_/s/ STEPHEN ROBB_____________ Signature of Executive Stephen Robb___________________ Print Name Dated: _May 5, 2017______________

X.L. America, Inc., Greenwich Insurance Company, Indian Harbor Insurance Company, XL Insurance America, Inc.,
XL Insurance Company of New York, Inc., XL Select Insurance Company, XL Specialty Insurance Company
XL Life Insurance & Annuity Company, XL Reinsurance America Inc.